UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2004

Wells Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

0-25739	58-2328421
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

PRESS RELEASE

FOR IMMEDIATE RELEASE	Media Contacts:
Wells Real Estate Funds
Ben Johnson
(770) 243-8382

Jones Lang LaSalle
Gayle Kantro
(312) 228-2795

JONES LANG LASALLE RECOMMITS TO AON CENTER FOR ITS HEADQUARTERS

Wells Real Estate Funds awards Jones Lang LaSalle leasing

and management assignments

CHICAGO and ATLANTA, September 20, 2004 – Jones Lang LaSalle and Wells Real Estate Funds today announced the renewal of Jones Lang LaSalle’s 10-year, 132,000-square-foot lease at Aon Center, a 2.6 million-square-foot office building owned by Wells Real Estate Investment Trust, Inc. (Wells REIT) and located in Chicago’s East Loop.

Additionally, Wells has awarded Jones Lang LaSalle the leasing and management of Aon Center, effective October 1 and extending through the term of the lease, along with seven additional office properties within its national portfolio. Jones Lang LaSalle will assume the leasing and management responsibility for approximately 4.8 million square feet of office space in properties owned by Wells-sponsored programs in three key markets: Chicago, New Jersey and the greater Washington, D.C. area.

Shawn P. Mobley, Senior Vice President of Tenant Representation, and Daniel T. Ryan, Chief Operating Officer of Leasing & Management at Jones Lang LaSalle negotiated the transaction on behalf of the company. Don Henry, Managing Director of Asset Management, and Senior Vice Presidents George Wells and Chuck Alexander of Wells represented the building ownership.

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“During our discussions with Jones Lang LaSalle we recognized that our firms share a commitment to high-quality management services and excellence in all that we do,” said Don Miller, Chief Real Estate Officer of Wells. “Jones Lang LaSalle’s reputation and well-respected brand, coupled with the caliber of its employees, makes us confident in their ability to successfully lease and manage our assets.”

“Being based in a prestigious office building that reflects the stature of Jones Lang LaSalle as a company was one of our occupancy requirements. Aon Center exceeds all of our expectations, and we are proud to continue to be associated with the building,” said Peter C. Roberts, CEO of Jones Lang LaSalle Americas. “We are honored that Wells chose us to lease and manage a portion of its portfolio and are confident in our ability to enhance the value of their assets.”

Employee input was paramount in Jones Lang LaSalle’s occupancy decision. Over the course of the last year, feedback was elicited from surveys and focus groups, which indicated employees enjoyed Aon Center due to its excellent amenities, natural light and breathtaking views of Lake Michigan and the parks.

Aon Center is located at 200 East Randolph Drive, overlooking Millennium Park, Grant Park and Lake Michigan. The building is a recognized landmark on Chicago’s skyline and is conveniently located near the world-class shopping on Michigan Avenue as well as the city’s most well-known theaters and museums. The building’s amenities include the Mid-America Club, a full-service post office, Associated Bank, a variety of restaurants and retail shops, and the adjacent Lakeshore Athletic Club and Fairmont Hotel.

About Jones Lang LaSalle

Jones Lang LaSalle [NYSE: JLL] is the world’s leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet (67 million square meters) under management worldwide. LaSalle Investment Management, the company’s investment management business, is one of the world’s largest and most diverse real estate money management firms, with approximately $23 billion of assets under management. For more information, visit www.joneslanglasalle.com.

About Wells Real Estate Funds

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs. Since 1984, more than 160,000 individuals across the country

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have invested (through their financial advisors) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6 billion in assets (valued at cost) totaling more than 30 million square feet of space. To find out more, visit Wells online at www.wellsref.com.

Wells Real Estate Funds Disclaimer

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells’ use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST, INC. (Registrant)

By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President

Date: September 20, 2004

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